As filed with the Securities and Exchange Commission on November 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELUS Corporation

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0361292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

TELUS Corporation

23rd Floor - 510 West Georgia Street Vancouver, British Columbia Canada V6B 0M3
(Address of Principal Executive Offices, including Zip Code)

TELUS International (Cda) Inc.

Amended and Restated 2021 Omnibus Incentive Plan

(Full title of the plan)

CT Corporation System

28 Liberty Street

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copy to:

Andrea Wood
Executive Vice-President, Chief Legal & Governance Officer
TELUS Corporation
23rd Floor, 510 West Georgia Street
Vancouver, British Columbia V6B 0M3

Doreen E. Lilienfeld Melisa Brower	James R. Brown Lynne Lacoursière
Allen Overy Shearman Sterling US LLP	Osler, Hoskin & Harcourt LLP
599 Lexington Avenue	100 King Street West, Suite 6200
New York, New York 10022	Toronto, ON M5X 1B8, Canada
(212) 848-4000	(416) 362-2111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A)(3) PROSPECTUS

This Registration Statement (the “Registration Statement”) on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 10,863,520 common shares, no par value (the “Common Shares”), of TELUS Corporation (“TELUS,” “we,” “our,” “us” or the “Company”).

On October 31, 2025, pursuant to a plan of arrangement under Part 9, Division 5 of the Business Corporations Act (British Columbia), as contemplated by the terms of the definitive arrangement agreement, dated as of September 1, 2025, between TELUS and TELUS International (Cda) Inc. (the “Arrangement Agreement” and the transactions contemplated by the Arrangement Agreement, the “Arrangement”), 39,793,114 subordinate voting shares of TELUS International (CDA) Inc., underlying outstanding awards granted under the TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”) were assumed by TELUS and replaced with an aggregate of 10,863,520 Common Shares, calculated based on an exchange rate of 0.273 Common Shares per subordinate voting share of TELUS International (Cda) Inc.

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” into this Registration Statement certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this Registration Statement, and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the Commission on February 13, 2025;

(b)	The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on April 4, 2025, May 9, 2025 and August 1, 2025 (Commission file No. 001-15144);

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2024; and

(d)	The description of the Company’s securities contained in the Company’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, on January 31, 2013, including any other amendment or report filed for the purpose of updating such description.

All other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent designated therein, Reports of Foreign Issuer on Form 6-K furnished by us to the Commission that are identified in such forms as being incorporated into this Registration Statement, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the British Columbia Business Corporations Act (the “BCBCA”), a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, our articles require that we indemnify our directors, officers, and former directors or officers (and such individuals’ respective heirs and legal representatives), and permit us to indemnify any other person to the extent permitted by the BCBCA.

To the extent permitted by law, we have entered into an indemnification agreement with our directors for liabilities incurred while performing their duties. We also maintain Directors’ & Officers’ Liability and Fiduciary Liability insurance which protects individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Articles of TELUS Corporation (included as Exhibit 3.1 to the Company’s Statement on Form 8-A filed with the Commission on May 10, 2019).
5.1*	Opinion of Osler, Hoskin & Harcourt LLP regarding the legality of the securities being offered hereby.
23.1*	Consent of Deloitte LLP, independent registered public accounting firm.
23.2*	Consent of Osler, Hoskin & Harcourt LLP (contained in Exhibit 5.1).
24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).
99.1*	TELUS International (Cda) Inc. Amended and Restated 2021 Omnibus Incentive Plan.
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned Company further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on November 7, 2025.

TELUS CORPORATION

/s/ Andrea Wood
By: Andrea Wood
Title: Executive Vice President and Chief Legal and Governance Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Darren Entwistle and Doug French, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 7th day of November, 2025.

/s/ Darren Entwistle	President, Chief Executive Officer and Director (Principal Executive Officer)
Darren Entwistle

/s/ Doug French	Executive Vice-President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Doug French

/s/ John Manley	Chair and Director
John Manley

/s/ Raymond T. Chan	Director
Raymond T. Chan

/s/ Hazel Claxton	Director
Hazel Claxton

/s/ Lisa de Wilde	Director
Lisa de Wilde

/s/ Victor Dodig	Director
Victor Dodig

/s/ Tom Flynn	Director
Tom Flynn

/s/ Mary Jo Haddad	Director
Mary Jo Haddad

/s/ Martha Hall Findlay	Director
Martha Hall Findlay

/s/ Christine Magee	Director
Christine Magee

/s/ David Mowat	Director
David Mowat

/s/ Marc Parent	Director
Marc Parent

/s/ Denise Pickett	Director
Denise Pickett

/s/ W. Sean Willy	Director
W. Sean Willy

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TELUS Corporation, has signed this Registration Statement on November 7, 2025.

TELUS International (Cda) Inc.

/s/ Andrea Clayton
By: Andrea Clayton
Title: Chief People Officer